Exhibit 10.31

Amendment, dated June 15, 2015 to the Stockholders Agreement Among Unique Fabricating, Inc. (formerly UFI Acquisition Inc.) and the Stockholders Named therein, dated March 18, 2013 (the “Stockholders Agreement”)

Reference is made to the Stockholders Agreement. All capitalized terms used herein, unless otherwise defined, shall have the meaning ascribed thereto in the Stockholders Agreement.

1.	The definition of “Qualified Public Offering” herein is amended to read in its entirety as follows:

“Qualified Public Offering” means the closing of a firm commitment underwritten initial public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act which results in aggregate cash proceeds to the Company of at least $10 million (net of underwriting discounts and commissions).”

2.	Section 6(c)(vi) hereby is amended to read in its entirety as follows:

“(vi) Termination of Registration Rights; Delay of Registration; Information. The registration rights contained in this Section 6(c) shall terminate upon the earliest to occur of (A) the written agreement of the Company, the Stockholders holding a majority of the Common Stock then outstanding, and the Subdebt Investor; (B) seven (7) years following the closing of an Initial Offering; (C) with respect only to any Stockholder all of whose shares of Common Stock have been owned a minimum of one year and may immediately be sold pursuant to Rule 144 promulgated under the Securities Act without compliance with any Rule 144 requirement other than the holding period, the date on which such shares may be so sold; or (D) a sale of all or substantially all of the assets of the Company. No Stockholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6(c). It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 6(c) that the selling Stockholders shall furnish to the Company such information regarding themselves, the Common Stock held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Common Stock.”

3.	Except as specifically amended hereby, the Stockholders Agreement shall remain in full force and effect.

4.	This Amendment to the Stockholders Agreement has been approved in accordance with Section 13(a)(i) of the Stockholders Agreement.

UNIQUE FABRICATING, INC.

By:    /s/ John Weinhardt______________

John Weinhardt, President

THE PENINSULA FUND V LIMITED PARTNERSHIP

By: PENINSULA FUND V LIMITED PARTNERSHIP

By: PENINSULA CAPITAL PARTNERS, L.L.C.

Its: Manager

By:    /s/ Scott A. Reilly_______________

Name: Scott A. Reilly

Title: President & Chief Investment Officer